PRESS RELEASE
Exhibit 99.1

American Superconductor Reports Fiscal 2005 Second Quarter
and Six-Month Results
  Six-month revenues up 28%; net losses reduced by 42%
  Targeted fiscal year revenues of $55-$60 million reaffirmed
  Power Electronic Systems backlog continues to increase
  U.S. Navy gives green light for manufacturing phase of 36.5-megawatt motor

WESTBOROUGH, Mass. -- November 4, 2004 -- American Superconductor Corporation (NASDAQ:AMSC), a leading electricity solutions company, today reported financial results for its fiscal second quarter and first six months ended September 30, 2004.

Total revenues for the second quarter of fiscal 2005 were $9.5 million, down 1% compared to total revenues of $9.6 million for the second quarter of fiscal 2004 due primarily to an expected delay in funding in the September 2004 quarter from the U.S. Navy for development of a 36.5-megawatt (MW) superconductor motor. The net loss for the quarter was $4.1 million, or $0.15 per share, compared with a net loss of $7.3 million, or $0.34 per share, for the same period last year -- a 44% decrease in the net loss compared with the prior-year quarter.

Total revenues for the first six months of fiscal 2005, ended September 30, 2004, were $22.2 million, up 28% from $17.4 million for the first six months of fiscal 2004. The net loss was $9.0 million, or $0.33 per share, compared with a net loss of $15.7 million, or $0.73 per share for the same period last year -- a 42% decrease in the net loss compared with the prior-year six month period.

"We remain on track to achieve our targeted revenue range of $55-$60 million for the fiscal year ending March 31, 2005", said Greg Yurek, chief executive officer. "We expect to achieve record revenues in our third quarter due principally to increased revenues associated with the anticipated commissioning of five PQ-IVR and D-VAR power electronic systems in the third quarter. In addition, we are forecasting much higher revenues for our SuperMachines business resulting from the U.S. Navy's funding of costs that were inventoried in the second quarter and the resumption of normal funding in the third quarter for the 36.5-MW superconductor ship propulsion motor we are developing."

The Company also reaffirmed its forecast that its net loss and net loss per share for the fiscal year ending March 31, 2005 would be in the range of $20-$23 million and $0.70-$0.82 per share, respectively.

Yurek added that the Company believes it is on track to achieve profitability in its

SuperMachines business for the fiscal year ending March 31, 2005 and it continues to target profitability for its Power Electronic Systems business for the fiscal year. "In the case of Power Electronic Systems, achieving profitability will require certain additional orders that are expected to be closed in the next several months. In the case of SuperMachines, we have the backlog in place -- now we need to execute on the program deliverables to achieve the second year of profitability for this business unit."

AMSC received $3 million in new orders and contracts during the quarter ended September 30, 2004. The company's total backlog of orders and contracts as of September 30, 2004 was $57.1 million, of which approximately $36 million is expected to be recognized as revenue over the balance of fiscal 2005.

Backlog for the next fiscal year, which starts on April 1, 2005, was approximately $20 million as of September 30, 2004. The Company reported that subsequent to the end of the second fiscal quarter it added another $3 million in orders to the backlog for the next fiscal year.

AMSC ended the second quarter of fiscal 2004 with cash, cash equivalents and short-term investments of $45.7 million and no debt. The Company's net use of cash in the second quarter was $3.8 million.

AMSC Wires Shipping on Schedule; 2G Technology Continues Rapid Advancement

"We met all of our goals for shipping high temperature superconductor (HTS) wire to customers in our second quarter," said Dave Paratore, president and chief operating officer. "In the first half of our fiscal year, we manufactured 253,000 meters of first generation HTS wire that was either shipped or was placed into inventory for shipment in the second half of this fiscal year. We remain on track to meet our goals for wire shipments in the second half of our fiscal year, which we expect to bring us to a total of about 550,000 meters of wire shipped for the full fiscal year -- an increase of almost four times last year's shipments."

AMSC reported that it is continuing to make excellent progress in the development of its second generation (2G) HTS wire technology. "In addition to continuing to increase the performance of our 2G HTS wire in our research laboratory, we have been making very good progress in scaling up to 4-centimeter(cm)-wide strips over longer lengths," said Paratore. "The industry needs to transition quickly to 4-cm technology in order to achieve the low costs of manufacturing promised by 2G HTS wire. We are continuously integrating our latest research results into our 4-cm technology -- a process that will be the basis for 2G pilot-production to meet customer demand for 2G HTS wire in our next fiscal year."

The Company reported that it has continued to procure the equipment required for scale-up to 4-cm 2G technology and has already installed certain key equipment in its Devens manufacturing plant. AMSC's roadmap for its planned scale-up of 2G HTS wire production can be found in an announcement at http://phx.corporate-ir.net/phoenix.zhtml?c=86422&p=irol-newsArticle_Print&ID=596743&highlight.

SuperMachines Receives Green Light from U.S. Navy to Complete Manufacture of 36.5-MW Motor; TVA Continues Successful Operation of SuperVAR Machine on Grid

AMSC reported today that in October its SuperMachines business unit successfully passed the U.S. Navy's "Detailed Design Review" for its design of a 36.5-MW superconductor ship propulsion motor.

"This is a major milestone for us because it means we have now been authorized by the Navy to move forward to complete the manufacture of the motor," said Yurek. "We expect to ship the 36.5-MW motor to the Navy on schedule in the spring of 2006. Successful operation of this motor -- in combination with the 5-MW motor we recently operated successfully under full-load conditions -- will demonstrate for customers our ability to address their needs for the full range of motive power needed for commercial and military ships."

Yurek also commented on the new strategic business alliance agreement the Company signed in October with Northrop Grumman Marine Systems to sell, market and develop products for the U.S. military based on HTS wire. The joint sales and marketing effort will focus initially on HTS electric propulsion motors for the U.S. Navy. "This six-year agreement creates, among other things, a channel to the U.S. military market for our power-dense HTS ship propulsion motors," he said. "We are now working on multiple opportunities with other companies to create a channel or channels to market for commercial ships as well -- a goal we believe we will achieve in the next 6-12 months."

AMSC also reported today that its advanced prototype SuperVAR dynamic synchronous condenser has continued to perform successfully during acceptance testing on the Tennessee Valley Authority (TVA) grid in Gallatin, Tenn. TVA pre-ordered five SuperVAR synchronous condensers from AMSC. "After successful operation of the prototype, we expect that TVA will begin to release the ordered units to production," said Yurek. "We expect to begin delivering the five SuperVAR machines to TVA on plan in our next fiscal year."

Power Electronic Systems Remains on Target for First Profitable Year

"We've added over $6 million in new orders for our D-VAR power electronic systems during the last few months, including a recent order from Vestas for a wind energy project in Saskatchewan," said Yurek. "These new orders -- for both wind farm and transmission grid applications -- are driving increased revenues in the current fiscal year as well as adding to our backlog for the next fiscal year. We continue to target profitability this fiscal year for the first time in our Power Electronic Systems business."

Yurek added that the Power Electronic Systems business already has $4 million of D-VAR orders in backlog that it expects to recognize as revenue in the next fiscal year beginning April 1, 2005. "At this point, the principal focus of Power Electronic Systems in the second half of this fiscal year is to augment the backlog to be converted into revenue for fiscal 2006," he said.

Conference Call

AMSC will host an investor conference call beginning at 11:00 a.m. EST on Thursday, November 4 to discuss second quarter results and management's outlook.  To participate in the conference call, please dial 785-832-1523 and use conference ID "AMSC." Additionally, the conference will be simulcast at http://www.amsuper.com/investors/index.cfm and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=86422&eventID=959214.   Re-broadcast of the call will be available from November 4 through November 11 over both of these websites.  A telephonic playback of the call will also be available from 1:00 p.m. EST Thursday, November 4, 2004, through midnight EST Thursday, November 11, 2004. Please call 402-220-0868 to access the playback.

About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is a world-leading supplier of dynamic reactive power grid stabilization products and the world's principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery. AMSC's power electronic converters and HTS wire are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The Company's products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

American Superconductor, SuperMachines, SuperVAR, D-VAR and Revolutionizing the Way the World Uses Electricity are trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words "believes," "anticipates," "plans," "expects," "will" and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company's ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company's products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; and the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section of the Company's most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company's views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date this press release is issued.

Results Report for Second Quarter Fiscal 2005

Statement of Operations Data	Three Months ended September 30,		Six Months ended September 30,
Revenues	2004	2003	2004	2003
By business segment (1):
AMSC Wires	$ 3,062,418	$ 2,361,334	$ 6,396,567	$ 3,458,458
SuperMachines	3,553,353	6,407,755	10,939,084	11,957,649
Power Electronic Systems	2,916,966	845,264	4,847,162	1,954,553

Total revenues	9,532,737	9,614,353	22,182,813	17,370,660

Operating profit (loss): By business segment (1):

AMSC Wires	(3,100,805)	(4,701,708)	(5,989,807)	(11,035,383)
SuperMachines	(81,571)	498,303	(378,298)	510,161
Power Electronic Systems	(473,245)	(1,454,825)	(1,822,091)	(3,278,890)
Unallocated corporate expenses	(444,025)	(352,961)	(895,590)	(627,106)

Operating loss	(4,099,646)	(6,011,191)	(9,085,786)	(14,431,218)

Interest and other income (expense)	15,965	(1,325,065)	55,937	(1,261,514)

Net loss	($4,083,681)	($7,336,256)	($9,029,849)	($15,692,732)

Net loss per share-(Basic & Diluted)	($0.15)	($0.34)	($0.33)	($0.73)

Weighted average shares outstanding	27,760,281	21,381,882	27,742,476	21,362,905

Selected Balance Sheet Data	September 30, 2004	March 31, 2004
Cash, cash equivalents, short term investments and long term investments	$45,655,204	$ 52,646,703
Selected current assets:
Accounts receivable	4,910,717	8,566,657
Inventory	10,659,050	4,889,394
Property, plant and equipment	91,340,552	90,713,055
Less: accumulated depreciation	(37,184,086)	(34,082,036)
Property, plant and equipment, net	54,156,466	56,631,019
Total assets	$122,882,438	$129,898,956
Accounts payable & accrued expenses	10,602,853	11,541,634
Deferred revenue	4,496,569	2,905,792

Stockholders' equity	$107,783,016	$115,451,530

  In accordance with Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), the Company has three reportable business segments as defined by SFAS 131- the AMSC Wires business segment, the SuperMachines business segment, and the Power Electronic Systems business segment. The AMSC Wires business segment develops and commercializes high temperature superconductor (HTS) wire. The focus of this segment's current development and manufacturing effort is on HTS wire for power transmission cables, motors, generators, synchronous condensers, and electromagnets for various applications. The SuperMachines business segment is developing and commercializing electric motors, generators and synchronous condensers based on HTS wire. The Power Electronic Systems business segment develops and sells power electronic converters and designs, manufactures, and sells integrated systems based on those converters for power quality and reliability solutions.

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Contact Information
Media	Jack Jackson 781-444-1020 On-Message Public Relations jack@on-message.com
Investors	Kevin Bisson 508-621-4220 American Superconductor investor@amsuper.com